Exhibit 10.5

Summary of Executive Officer and Non-employee Director Compensation

Set forth below is a summary of the compensation paid by Dril-Quip, Inc. (the “Company”) to its executive officers and non-employee directors as of the date of filing of the Company’s Annual Report on Form 10-K. For more information regarding executive officer and director compensation, please read “Director Compensation,” “Executive Compensation,” and “Corporate Governance Matters—Related Person Transactions—Employment Agreements” contained in the Company’s proxy statement for its 2007 Annual Meeting of Stockholders to be filed with the SEC pursuant to Regulation 14A.

Executive Officers

Each of the Company’s Co-Chief Executive Officers (the “Co-CEOs”) are compensated in accordance with the employment agreements entered into with the Company prior to the closing of the Company’s initial public offering. Each of these agreements provides for an annual base salary, as well as an annual performance bonus for each 12-month period based on (i) the Company’s performance in the 12-month period ending December 31 against the Company’s annual budget and (ii) the Company’s return on capital compared to that of a peer group of companies for the 12-month period ending September 30. In addition, each agreement provides for an annual grant of a number of options under the Company’s incentive plan equal to the employee’s base salary multiplied by three and divided by the market price of the Company’s Common Stock on the grant date. The employment agreements give the Nominating, Governance and Compensation Committee the discretion to increase the annual performance bonus and the annual option grant above the amounts determined for such awards pursuant to the terms of the employment agreements. Each agreement also requires the Company to maintain a flexible perquisites spending account in the amount of $25,000 each year for each of the Co-CEOs for use in paying for membership dues, costs associated with purchasing or leasing an automobile, financial counseling, tax return preparation and mobile phones. The Company is required to pay the unused and remaining balances of such accounts annually to the Co-CEOs.

Effective October 9, 2006 each Co-CEO currently receives a base salary of $515,000. The Nominating, Governance and Compensation Committee is expected to determine each Co-CEO’s annual performance bonus for the 2006 bonus period in March 2007. In October 2006, the Nominating, Governance and Compensation Committee granted options to purchase 39,645 shares of common stock to each of the Co-CEOs.

The Company’s Chief Financial Officer (the “CFO”) is compensated with a base salary and annual bonus as determined by the Co-CEOs. Effective May 22, 2006 the CFO currently receives a base salary of $200,000. The Nominating, Governance and Compensation Committee is expected to determine the CFO’s annual performance bonus for the 2006 bonus period in March 2007. In October 2006, the Nominating, Governance and Compensation Committee granted options to purchase 10,000 shares of common stock to the CFO.

Non-Employee Directors

The Company’s non-employee directors receive an annual fee of $50,000, plus a fee of $1,000 for attendance at each Board of Directors meeting and $1,000 for each committee meeting, unless the committee meeting is held on the same day as the Board of Directors meeting. All directors are reimbursed for their out-of-pocket expenses and other expenses incurred in attending meetings of the Board or committees thereof and for other expenses incurred in their capacity as directors.